ASSIGNMENT AND ASSUMPTION OF
REAL ESTATE PURCHASE AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT (“Assignment Agreement”) is made by and between TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Assignor”) and APARTMENT REIT RESIDENCES AT BRAEMAR, LLC, a Delaware limited liability company (“Assignee”) as of June 29, 2007 (“Effective Date”), with reference to the facts set forth below.

RECITALS

A. Assignor and Braemar Housing Limited Partnership (“Seller”) entered into that certain Purchase and Sale Agreement dated April 26, 2007 (“Purchase Agreement”). Pursuant to the Purchase Agreement, Assignor agreed to purchase from Seller that certain real property known as Residences at Braemar in the City of Charlotte, Mecklenburg County, North Carolina, as more particularly described in the Purchase Agreement (the “Property”).

B. Assignor desires to assign all of its rights and obligations under the Purchase Agreement to Assignee and Assignee desires to assume such rights and obligations of Assignor under the Purchase Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the covenants contained herein, the premises set forth above and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

1. Assignment and Assumption. In consideration of the covenants contained herein, Assignor hereby assigns to Assignee all of its right, title, obligations, liabilities and interest under the Purchase Agreement and in and to the Property, and Assignee hereby assumes all such right, title, obligations, liabilities and interest under the Purchase Agreement and in and to the Property, including, without limitation, all post-Closing obligations of Assignor under the Purchase Agreement (“Assigned Rights and Obligations”). Assignor and Assignee agree to execute any further documents or instruments reasonably required to effectuate the assignment of the Assigned Rights and Obligations.

2. No Release of Assignor. Assignee’s assumption of the Assigned Rights and Obligations shall not release Assignor of any liabilities or obligations under the Purchase Agreement.

3. Successors and Assigns. Each and all of the covenants and conditions of this Assignment Agreement shall inure to the benefit of and shall be binding upon the successors-in-interest, assigns, and representatives of the parties hereto. Paragraphs 1 and 2 of this Assignment Agreement also inure to the benefit of Seller and its successors and assigns.

4. Miscellaneous. Assignor and Assignee each hereby represents and warrants that it has full right, power and authority to enter into this Assignment Agreement and that the person executing this Assignment Agreement on behalf of Assignor and Assignee, respectively, is duly authorized to do so. This Assignment Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument. This Assignment Agreement may be executed by facsimile transmission.

IN WITNESS WHEREOF, this Assignment Agreement has been made and executed as of the date first above written.

ASSIGNOR:

TRIPLE NET PROPERTIES, LLC,
a Virginia limited liability company

By: Name: Title:	/s/ Richard Hutton Richard Hutton Executive Vice President

ASSIGNEE:

NNN APARTMENT REIT RESIDENCES AT

BRAEMAR, LLC, a North Carolina limited liability company

By: NNN Apartment REIT Holdings, L.P., a

Virginia limited partnership, its sole member

By: NNN Apartment REIT, Inc., a Maryland

corporation, its general partner

By: /s/ Shannon K S Johnson
Name: Shannon K.S. Johnson
Its: Chief Financial Officer